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                                                                    EXHIBIT 15.1

                  [Letterhead of George, Morgan & Sneed, P.C.]



                    INDEPENDENT ACCOUNTANTS' ACKNOWLEDGMENT

We acknowledge and consent to the use in the Registration Statement on Form S-4 of which this Exhibit 15.1 is a part, of our Compilation Report dated October 27, 1995 relating to the consolidated balance sheets of Weatherford National Bancshares, Inc. and Subsidiaries, as of September 30, 1995 and 1994, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the nine months then ended and the consolidated statements of earnings for the three months ended September 30, 1995 and 1994.


/s/ GEORGE, MORGAN & SNEED, P.C.
George, Morgan & Sneed, P.C.

December 14, 1995